Exhibit 3.1 Certificate of Amendment

STATE OF NEVADA
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION OF
PI SERVICES, INC.

PI Services, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the Nevada Corporation Law ("NCL"), does hereby certify:

FIRST: That by written consent dated April 22, 2010, the Board of Directors of the Corporation duly adopted a resolution setting forth proposed amendments of the Certificate of Incorporation of the Corporation, declaring said amendments to be advisable and calling for the approval of the amendments by the stockholders. The resolutions setting forth the proposed amendments are as follows:

RESOLVED, that the Certificate of Incorporation of this Corporation be amended as follows:

I.             By deleting ARTICLE I and substituting the following in lieu thereof:

The name of the Corporation shall be China Lithium Technologies., Inc.

II.            By amending ARTICLE IV to effect a reverse split of the Corporation's common stock so that, as amended, the following Section shall be added to ARTICLE IV :

Reverse Split:

               On or after June 2, 2010 ("Effective Date") at 6:00 p.m. Eastern Standard Time, a reverse stock split ("Reverse Stock Split") will occur, as a result of which each two point two (2.2) issued and outstanding shares of Common Stock of the Corporation ("Old Common Stock") shall automatically, without further action on the part of the Corporation or any holder of such Common Stock, be reclassified and converted into one (1) share of the Corporation's Common Stock ("New Common Stock"). The Reverse Stock Split will be effected as follows:

1.            From and after 6:00 p.m. Eastern Standard Time on the Effective Date, Old Certificates shall confer no right upon the holders thereof other than the right to exchange them for the New Certificates or cash pursuant to the provision hereof.

2.            The Corporation will not issue fractional shares or scrip. Each shareholder who holds less than one (1) whole share rounded up to the record full share.

SECOND: That thereafter, pursuant to resolution of the Board of Directors, stockholders of the Corporation representing the necessary number and class of shares as required by statute, acting by written consent in lieu of meeting in accordance with Section 320 of the NCL, consented to the adoption of said amendment by signing written consents setting forth said amendment and delivered the signed consents to the Corporation as required by the provisions of said Section 320.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the NCL.

FOURTH: That the effective date of this amendment shall be on or after June 2, 2010.
/s/ Kun Liu
Kun Liu, President